Exhibit 99.1

IMPCO Reports Favorable Second Quarter 2004 Results

CERRITOS, Calif., August 2 /PRNewswire/ — IMPCO Technologies, Inc. (Nasdaq: IMCO), today reported results for its second quarter ended June 30, 2004.

IMPCO’s second quarter fiscal 2004 results were $32.5 million in revenues and $3.0 million in operating income, as compared to $18.3 million in revenues and $1.1 million in operating income in the same period in 2003. Second quarter of fiscal year 2004 revenues increased $14.1 million, or 77%, while operating income increased $1.9 million, or 182%, compared to the same period in 2003. Net income for the second quarter of 2004 was $1.0 million and 5 cents net income per share, compared to a net loss of ($0.2) million and 1 cent net loss per share in the same period in 2003.

IMPCO’s first half fiscal 2004 results were $61.1 million in revenues and $5.4 million in operating income, as compared to $37.9 million in revenues and $2.2 million in operating income in the first half of 2003. First half fiscal 2004 revenues increased $23.2 million, or 61%, while operating income increased $3.2 million, or 146%, compared to the same period in 2003. Net income for the first half of fiscal 2004 was $1.5 million and 8 cents net income per share, compared to net income of $0.3 million and 2 cents net income per share in the same period in 2003.

Robert M. Stemmler, CEO and Chairman, said, “We are very pleased with IMPCO’s favorable second quarter and first half results. The profitable growth of our business is the result of our successful efforts to develop new businesses and the growth of our core business due to the improving world economy.” Mr. Stemmler mentioned that new business growth from the emission certified fuel and engine system product lines accounted for $17.7 million of the company’s $23.2 million first half growth versus the same period last year. He also stated that growth of the traditional core business during the first half was 24% greater than the same period last year. Also mentioned was that the BRC operation in Italy, of which IMPCO has a 50% share, had a strong second quarter and first half. BRC first half sales were $23.2 million. Net income of $1.1 million showed a marked improvement of $1.2 million versus the same period in 2003. Significant growth of the transportation market in Asia and Eastern Europe was a major reason.

Mr. Stemmler said that the company expected a normal seasonal slow down during the summer months in the third quarter. He projected third quarter revenues approaching $30 million with an operating income approaching $2.5 million, excluding the unconsolidated BRC operation. He said the company is especially bullish on 2005 anticipating the continued growth of the emission certified engine and fuel system business in the USA and the continued growth of the global transportation markets for IMPCO and BRC brand products.

Earnings Call Scheduled for August

IMPCO will host a conference call to discuss financial results on Monday, August 2, 2004 at 4:30 p.m. ET, 1:30 p.m. PT. All shareholders and other interested parties are invited to dial into the call, which may be accessed by calling (785) 832-1508. In order to ensure participation, please dial in 15 minutes prior to the scheduled time. A recording of the call will be available for 24 hours and can be accessed by calling (888) 562-3379 or (402) 220-1187.

IMPCO and BRC design, manufacture, market and supply advanced alternative fuel systems and related products for the transportation, industrial and power generation markets. Headquartered in Cerritos, California and Cherasco, Italy, they have offices in Asia, Europe, Australia and South and North America. More information can be found at IMPCO’s web side, http://www.impco.ws and at BRC’s web site, http://www.brc.it.

Except for historical information, the statements, expectations and assumptions contained in the foregoing press release are forward-looking statements. Such forward-looking statements include, but are not limited to, the company’s expectations regarding revenues in future periods and trends in the global economy and environmental regulation that impact our business from time to time. Such statements are subject to a number of risks and uncertainties, and actual results could differ materially from those discussed in any forward-looking statement. Accordingly, you should not construe statements of anticipated performance or planned courses of action as assurances or promises, and note that our statements of expectations are based on information currently available to management. Factors that could cause actual results to differ materially from our forward-looking statements include, among other factors, prevailing market and global economic conditions; changes in environmental regulations that impact the demand for our products; our ability to manage our leverage and address operating covenant restrictions relating to our indebtedness; our ability to negotiate and comply with waivers pertaining to existing loan covenant defaults; the company’s ability to design and market advanced fuel metering, fuel storage and electronic control products; the company’s ability to meet OEM specifications; and the level and success of the company’s development programs with OEMs. Readers also should consider the risk factors set forth from time to time in our SEC reports, including but not limited to those contained in the section entitled “Management’s Discussion & Analysis of Financial Condition and Results of Operation – Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

For further information, please contact Mr. Dale Rasmussen, Investor Relations, +1-206-315-8242.

IMPCO TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

Three and Six Months Ended June 30, 2003 and 2004

(In thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Revenue	$18,340	$32,478	$37,912	$61,081
Costs and expenses:
Cost of revenue	12,371	23,881	25,383	44,941
Research and development expense	796	1,059	1,782	2,001
Selling, general and administrative expense	4,121	4,568	8,554	8,738

Total costs and expenses	17,288	29,508	35,719	55,680
Operating Income	1,052	2,970	2,193	5,401
Interest expense, net	1,026	1,504	1,257	2,659

Income from continuing operations before income taxes	26	1,466	936	2,742
Equity share in income of unconsolidated affiliates	—	(323)	—	(283)
Income tax expense	11	581	375	1,015

Income from continuing operations before minority interest	15	1,208	561	2,010
Minority interest in income of consolidated subsidiaries	197	224	292	510

Net income (loss)	$(182)	$984	$269	$1,500

Net income per share:
Basic net income	$(0.01)	$0.05	$0.02	$0.08

Diluted net income	$(0.01)	$0.05	$0.02	$0.08

Number of shares used in per share calculation:
Basic	16,437	18,592	16,436	18,584

Diluted	16,437	19,620	16,564	19,822

IMPCO TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

	December 31, 2003	June 30, 2004
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,524	$5,382
Restricted cash	724
Accounts receivable, net	14,051	25,128
Inventories:
Raw materials and parts	9,347	10,808
Work-in-process	277	459
Finished goods	8,275	6,433

Total inventories	17,899	17,700
Deferred tax assets	283	125
Other current assets	1,648	2,269

Total current assets	44,129	50,604
Equipment and leasehold improvements
Dies, molds and patterns	6,572	6,944
Machinery and equipment	7,792	7,861
Office furnishings and equipment	8,545	7,890
Automobiles and trucks	402	359
Leasehold improvements	3,597	3,635

	26,908	26,689
Less accumulated depreciation and amortization	18,589	18,735

Net equipment and leasehold improvements	8,319	7,954

Net goodwill and intangibles	10,106	9,830
Deferred tax assets, net	9,476	9,371
Investment in affiliates	25,500	25,998
Other assets	3,606	3,651

	$101,136	$107,408

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,082	$11,082
Accrued payroll obligations	2,762	2,585
Other accrued expenses	4,195	4,033
Current revolving line of credit	5,238	9,028
Current maturities of long-term debt and capital leases	713	695

Total current liabilities	21,990	27,423
Term loans, net of discount	17,617	18,330
Capital leases	95	80
Other liabilities	1,483	1,302
Minority interest	2,822	2,247
Stockholders’ equity:
Preferred stock, $.001 par value, authorized 500,000 shares; none issued and outstanding at December 31, 2003 and June 30, 2004	—	—
Common stock, $.001 par value, authorized 100,000,000 shares; 18,616,649 outstanding at June 30, 2004 (18,568,721 at December 31, 2003)	19	19
Additional paid-in capital	132,190	132,627
Shares held in treasury	(312)	(360)
Accumulated deficit	(74,993)	(73,500
Accumulated other comprehensive income (loss)	225	(760)

Total stockholders’ equity	57,129	58,026

	$101,136	$107,408